Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated and combined financial statements of Comverse, Inc. for the years ended January 31, 2014 and 2013, dated April 16, 2014, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the presentation of the financial statements prior to the spin-off from Comverse Technology, Inc. on October 31, 2012), appearing in the Annual Report on Form 10-K of Comverse, Inc. for the year ended January 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

June 24, 2015